UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FUTUREFUEL CORP.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8235 Forsyth Blvd. Suite 400

Clayton, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 22, 2021

August 11, 2021

TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

Notice is hereby given that the annual meeting of shareholders of FutureFuel Corp. will be held on Wednesday, September 22, 2021 at 8235 Forsyth Blvd., 8th Floor, Goldstein Room, Clayton, Missouri 63105 at 10:00 a.m. local time (the “Annual Meeting”), for the following purposes:

(1)         to elect three directors: Paul A. Novelly, Dale E. Cole, and Alain J. Louvel;

(2)         to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

(3)         to transact such other business as may properly come before the meeting.

The record date for the determination of holders of our common stock entitled to notice of and to vote at the Annual Meeting is August 4, 2021. Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment thereof. It is important that your shares be represented at this meeting to help ensure the presence of a quorum and to ensure that your shares are represented.

By Order of the Board of Directors,

/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 22, 2021.

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://www.envisionreports.com/ff, which does not have “cookies” that identify visitors to the site. This notice, the proxy statement attached to this notice, our annual report to shareholders for the year ended December 31, 2020, and our report on Form 10-Q for the quarter ended March 31, 2021 are also available free of charge from the “Investors” tab of our website at www.futurefuelcorporation.com.

YOUR VOTE IS IMPORTANT, PLEASE VOTE BY TOLL-FREE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

8235 FORSYTH BLVD., SUITE 400

CLAYTON, MISSOURI 63105

PROXY STATEMENT

This Proxy Statement contains information relating to the annual meeting of shareholders of FutureFuel Corp. (or the Company, we, us, or our) (the “Annual Meeting”).  Through this notice and proxy statement, our board of directors is soliciting proxies for the Annual Meeting. Our Annual Report for the year ended December 31, 2020 is also made available with this Proxy Statement, as are proxy cards and our report on Form 10-Q for the quarter ended March 31, 2021.  In addition, please refer to our most recent report on Form 10-Q for the quarter ended June 30, 2021 on our website at futurefuelcorporation.com.  These documents provide important information about our business, including annual audited financial statements.

Date, Time, and Place Information.

Date, Time, and Place of the Meeting.

The Annual Meeting will be held at 8235 Forsyth Blvd., 8th Floor, Goldstein Room, Clayton, Missouri 63105 on Wednesday, the 22nd  day of September, 2021 at 10:00 a.m., local time, subject to adjournments or postponements.

Approximate Date on Which this Proxy Statement Is First Sent to Security Holders.

Notice of the Annual Meeting of shareholders is first being mailed to shareholders, and this Proxy Statement, the form of proxy included herein, our 2020 Annual Report and our March 31, 2021 Report on Form 10-Q are first being made available electronically to shareholders on or around August 11, 2021.  The June 30, 2021 Report on Form 10-Q are first being made available electronically from our website at futurefuelcorporation.com on or around August 9, 2021.

Shareholder Proposals for the Next Annual Meeting.

Any shareholder desiring to make a proposal to be acted upon at the 2022 annual meeting of our shareholders and to be considered for inclusion in our proxy statement and form of proxy for that annual meeting, must present such proposal to us at our principal office set forth above by April 13, 2022.

In addition to any other applicable requirements, for business properly to be brought before an annual meeting by a shareholder (including business not to be considered for inclusion in our proxy statement), our bylaws provide that the shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive office, 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105, not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 20th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a shareholder’s notice to our corporate secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such business; (iii) the class and number of shares of our stock which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. If a shareholder desires to submit a proposal to be acted upon at our 2022 annual meeting but not included in our proxy statement and form of proxy for that meeting, such shareholder must satisfy the advance notice provisions of our bylaws described herein.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable United States Securities and Exchange Commission (or SEC) proxy rules and the policies of the nominating/corporate governance committee of our board, particularly appendices A, B, and C of our nominating/corporate governance committee charter. A copy of our nominating/corporate governance committee charter may be found on our internet web site at https://futurefuelcorporation.gcs-web.com/static-files/90be349d-05a3-431d-b1e1-e7108d9d3aef. In addition, a copy may be obtained free of charge through a written request to us at our principal executive office set forth above, attention corporate secretary.

Matters to Be Voted Upon.

The following matters are to be voted upon at the Annual Meeting.

PROPOSAL ONE - ELECTION OF DIRECTORS

Our board has nominated three persons for election to our board at the Annual Meeting: Paul A. Novelly, Dale E. Cole, and Alain J. Louvel.

Paul A. Novelly has been our chairman of the board since inception and chief executive officer since January 2013. Mr. Novelly is chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing, and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, a director and the chairman of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. In the past five years, Mr. Novelly was a director of WPT GP, LLC, a wholly owned subsidiary of World Point Terminals, Inc. and general partner of World Point Terminals, LP. World Point Terminals, LP was a publicly traded master limited partnership listed on the New York Stock Exchange until July 2017. He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and FCB Financial Holdings, Inc., a holding company whose material subsidiary is Florida Community Bank. Mr. Novelly previously served on the board of directors of World Point Terminals, Inc., a Canadian and Toronto Stock Exchange company and the predecessor to World Point Terminals, Inc.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise as our chairman since 2005 and his knowledge of our operations and effectiveness of our business strategies provide valuable perspective to our board and add significant value. Additionally, Mr. Novelly’s experience as the chief executive officer of Apex Oil Company, Inc., AIC Limited, St. Albans Global Management, Limited Partnership, LLLP, and WPT GP, LLC and as the chairman of World Point Terminals, Inc., as well as a number of executive positions with other oil refining, terminalling, storage, and transportation companies, are integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Novelly’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Dale E. Cole has served on our board since August 2015 and is a graduate of the University of Texas at Austin with an undergraduate degree in business and finance and the Graduate School of Banking at Louisiana State University. Mr. Cole’s career in banking began in 1974 with Texas Bank and Trust Company in Dallas, TX. He then worked with First National Bank in Marshal, TX, and became President of Banc Texas McKinney in McKinney, TX in 1983. In 1988, Mr. Cole became Chairman and CEO of Worthen Banking Corporation, with two banks in Batesville and Newark, AR. Mr. Cole founded First Community Bank in 1997. He currently serves as Chairman and CEO of First Community Bank and its holding company. Mr. Cole previously served on the Board of Trustees of the Barret School of Banking in Memphis, TN, the Board of Visitors of the University of Arkansas Community College in Batesville, AR, the Board of the Chamber of Commerce, Economic Development Foundation in Batesville, AR, Lyon College Advisory Counsel, and the board of White River Medical Center in Batesville, AR. Mr. Cole currently serves as a trustee of Lyon College in Batesville. As of December 31, 2020, First Community Bank had 26 branch locations in Northeast Arkansas and Southwest Missouri and maintained assets of $1,809,622,296.

Mr. Cole's extensive career in banking built in him a strong foundation in business, regulatory environments, and corporate governance. Having served on numerous committees throughout his career, including compensation, trust, executive, asset/liability, investment, and many others, Mr. Cole's well-rounded experience and exposure in banking and regulatory environments will strengthen the governance function of our board. Additionally, Mr. Cole’s service and experience as chairman for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Alain J. Louvel, after receiving an MBA from Columbia University and a Master’s in Economics and Political Sciences degree from the Paris University, began his professional career in 1970 as an advisor to the Department of Industry and Trade of the Quebec Government.

In 1972, he joined Bank Paribas and for the next 33 years held numerous positions with Bank Paribas in France, Canada and the United States. From 1985 on, for a period of 10 years, he was responsible for the bank's energy, commodity and derivative activities, first in New York covering the Americas until 1991, and then in the Paris head office as global head. In 1996, Mr. Louvel returned to New York as the bank's head of territory for the Americas and completed his banking career as head of Risk Management Americas, with overall responsibilities over credit, market, counterparty and operational risk for the combined operations of Bank Paribas and BNP following the merger that formed BNP Paribas, until his retirement from the bank in 2007.

Mr. Louvel currently serves as a director and/or member of the Audit Committee of Great West Life Insurance and Annuity, Putnam Investments LLC, and Mountain Asset Management LLC. He is also a trustee of the French Institute Alliance Francaise and a French Foreign Trade Counselor. Mr. Louvel previously served on the board of directors of World Point Terminals Inc., predecessor to World Point Terminals, LP’s parent and a Canadian and Toronto Stock Exchange company prior to June 2010.

Our board believes that Mr. Louvel’s experience, knowledge, skills, and expertise acquired in international banking and finance, including experience and understanding of business strategy related to energy, commodities and derivatives, add significant value to our board. Additionally, Mr. Louvel’s service and experience as a director for other boards both international and domestic, including involvement as a member of other audit committees, strengthens the governance and functioning of our board.

Under our certificate of incorporation, our directors are divided into three classes, serving staggered three-year terms. Messrs. Novelly, Cole, and Louvel are standing for re-election and were most recently elected as Class C directors at our 2018 annual shareholder meeting. Each nominee has agreed, if elected at the Annual Meeting, to serve as a Class C member of our board for a three-year term expiring in 2024.

The persons named as attorneys-in-fact in the shareholder proxy card electronically available at http://www.envisionreports.com/ff will vote for the election of the nominees listed above as directors, unless authority to so vote is withheld. Although our board expects that the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, shares of our common stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying shareholder proxy card.

The names of the nominees for election and the other continuing members of our board, and certain other information with respect to such persons, are set forth below.

Nominees for Election as a Class C Director for a Three-Year Term Expiring in 2024

Name, Age, and Positions with the Company	Director of the Company Since
Paul A. Novelly, 77; Director, Chairman, and Chief Executive Officer	2005
Dale E. Cole, 73; Director	2015
Alain J. Louvel, 75, Director	2018

Continuing Directors

Name, Age, and Positions with the Company	Class	Term Expiring	Director of the Company Since

Paul M. Manheim, 72. Mr. Manheim has been member of our board since July 15, 2011.	B	2023	2015

Jeffrey L. Schwartz, 72. Mr. Schwartz has been a member of our board since August 27, 2015.	B	2023	2015

Rose M. Sparks, 54. Mrs. Sparks has been a member of our board since September 17, 2019.	B	2023	2019

Donald C. Bedell, 80. Mr. Bedell has been a member of our board since February 26, 2008.	A	2022	2008

Terrance C.Z. Egger, 63. Mr. Egger has been a member of our board since August 27, 2015.	A	2022	2015

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

RSM US LLP (“RSM”) has been our independent registered public accounting firm since the fiscal year ending December 31, 2019. Our board seeks shareholder ratification of its appointment of RSM as our independent registered public accounting firm for the fiscal year ended December 31, 2021. A representative from RSM is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions. Additional information regarding our independent registered public accounting firm is set forth under the caption “Independent Public Accountants” beginning at page 30 below. If our shareholders do not ratify the appointment of RSM, our board will consider the selection of other auditors.

In light of the foregoing, we ask our shareholders to vote on the following resolution at the Annual Meeting.

RESOLVED, that the shareholders of the Company ratify the selection of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Change in Independent Registered Public Accounting Firm.

RubinBrown LLP (“RubinBrown”) was our independent registered public accounting firm for the fiscal years ending December 31, 2008 through December 31, 2018. In June 2019, after receiving a proposal from RubinBrown for 2019 audit services, requests for proposals were sent to three firms, each of which responded.  The audit committee reviewed each proposal. As reported in the Company’s Form 8-K filed with the SEC on June 20, 2019 (the “Form 8-K”), on June 18, 2019, the audit committee approved the engagement of RSM as the Company’s independent registered public accounting firm for fiscal year 2019 and the dismissal of RubinBrown. RubinBrown’s services terminated once they finished their review of our Form 10-Q filed for the second quarter of 2019.  Our board approved the actions of the audit committee and our shareholders ratified the appointment of RSM as our independent registered public accounting firm for the years ended December 31, 2019 and 2020.

During the Company’s two most recent years and the subsequent interim period preceding the dismissal of RubinBrown, there were no (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with RubinBrown on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RubinBrown, would have caused RubinBrown to make reference to the subject matter of the disagreement in their reports, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The audit report of RubinBrown on the Company’s consolidated financial statements as of and for the year ended December 31, 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided RubinBrown with a copy of the disclosures it made in the Form 8-K prior to its filing with the Securities and Exchange Commission (“SEC”) containing substantially the same disclosure as above and requested RubinBrown to furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made therein, and if not, stating the reasons for their disagreement.  A copy of RubinBrown’s letter dated June 19, 2019 is attached as Exhibit 16.1 to the Form 8-K.

During the Company’s two most recent years ended December 31, 2020 and 2019, prior to engaging RSM on June 18, 2019, neither the Company nor anyone on its behalf, consulted RSM with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, where either a written report or oral advice was provided to the Company that RSM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Revocability of Proxy.

Execution and return of a proxy card will not in any way affect a shareholder’s right to attend and to vote in person at the Annual Meeting. Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by: (i) filing a notice of revocation with our corporate secretary at 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105; (ii) executing and delivering a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and voting in person. A notice of revocation need not be on any specific form. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

Dissenters Rights of Appraisal.

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Persons Making the Solicitation.

The solicitation in this Proxy Statement is being made by us. We will solicit proxies by mail, email or by telephone, and our directors, officers, and employees also may solicit proxies, without additional compensation, on our behalf. We will not be using any specially engaged employees or paid solicitors. All expenses incurred in this solicitation will be paid by us. Banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

None of our directors has informed us in writing that he/she intends to oppose any action intended to be taken by us at the Annual Meeting.

Interest of Certain Persons in Matters to be Acted Upon.

None of our directors, executive officers, the nominees for director, or any of their associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

Voting Securities and Principal Holders Thereof.

(Dollars in thousands, except per share amounts)

Voting Securities.

We only have one class of voting stock outstanding, and that is our common stock. As of August 4, 2021 (the record date for the Annual Meeting), there were outstanding 43,763,243 shares of our common stock. Each share of our common stock issued and outstanding on the record date is entitled to one vote on each proposal at the Annual Meeting.

Record Date.

Our board has fixed the close of business on August 4, 2021 as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of the Annual Meeting and to attend and vote at such meeting.

No Cumulative Voting Rights.

Holders of our common stock do not have cumulative voting rights.

Security Ownership of Certain Beneficial Owners.

The following table sets forth the number and percentage of shares of our common stock owned by all persons known by us to be the beneficial owners of more than 5% of our shares of common stock.

	Amount of	Percent of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock
Paul A. Novelly, 8235 Forsyth Blvd., Suite 400, Clayton, MO 63105 (a)	17,725,100	40.5%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055 (b)	4,043,313	9.2%
Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746 (c)	2,811,492	6.4%
The Vanguard Group , 100 Vanguard Blvd., Malvern, PA 19355 (d)	2,726,360	6.2%
Renaissance Technologies LLC, Renaissance Technologies Holdings Corporation, 800 Third Ave., New York, NY10022 (e)	2,263,800	5.2%

(a)

Includes as of August 4, 2021, 17,078,450 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 375,000 shares of common stock held by Apex Holding Co., and 271,650 shares of common stock held by Mr. Novelly personally.

(b)

Based solely upon an Amendment to Schedule 13G/A filed with the SEC by the listed person on January 29, 2021. According to the filing, BlackRock, Inc. filed the Schedule 13G amendment as the parent holding company or control person of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC with BlackRock Fund Advisors beneficially owning 5% or greater of the outstanding shares of FutureFuel Corp. common stock. BlackRock, Inc. reported sole voting power over 4,003,665 shares and sole dispositive power over 4,043,313 shares.

(c)

Based solely upon an Amendment to Schedule 13G/A filed with the SEC by the listed person on February 12, 2021. According to the filing, Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported above are owned by the Funds. Dimensional reported power to vote or to direct the vote of 2,681,593 shares and sole power to dispose or to direct the disposition of 2,811,492 shares. Dimensional disclaims beneficial ownership of such securities.

(d)

Based solely upon an Amendment to Schedule 13G filed with the SEC by the listed person on February 10, 2021. According to the filing, the reported beneficial ownership includes shares beneficially owned by Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited. The Vanguard Group reported shared power to vote or direct the vote with respect to 25,066 shares, sole power to dispose of or direct the disposition of 2,679,794 shares and shared power to dispose or direct the disposition of 46,566 shares.

(e)

Based solely upon an Amendment to Schedule 13G/A filed with the SEC by the listed person on February 11, 2021. Renaissance Technologies LLC and its majority owner Renaissance Technologies Holdings Corporation reported sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 2,263,800 shares.

Security Ownership of Management.

The following table sets forth information, as of August 4, 2021, regarding the beneficial ownership of our common stock by each of our directors and executive officers and the executive officers of FutureFuel Chemical Company. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them and none of such shares have been pledged as security.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock
Paul A. Novelly (a)	17,725,100	40.5%
Donald C. Bedell (b)	58,650	*
Rose M. Sparks (c)	24,283	*
Tom McKinlay (d)	24,000	*
Paul M. Manheim	13,103	*
Terrance C.Z. Egger	4,895	*
Dale E. Cole	1,350	*
Jeffrey L. Schwartz	0	*
Alain J. Louvel	0	*
All directors and executive officers	17,851,381	40.81%
*		Denotes an ownership percentage of less than 1%.

(a)

Includes 17,078,450 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 375,000 shares of common stock held by Apex Holding Co., and 271,650 shares of common stock held by Mr. Novelly personally. Mr. Novelly is the chief executive officer of both named entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b)

Includes 2,400 shares of common stock owned by the Alexandra Nicole Bedell Trust, 2,453 shares of common stock owned by the Ashlyn Tate Bedell Trust, 2,400 shares of common stock owned by the Hailey Bedell Trust and 200 shares of common stock owned by the Charlie Cash Bedell Trust, each of which is a trust established by Mr. Bedell as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by these trusts. Also includes 51,197 shares of our common stock held by the Africa Exempt Trust, of which Mr. Bedell is a beneficiary. Includes

(c)	Includes 10,000 shares that may be acquired pursuant to the exercise of options awarded under the Incentive Plan.
(d)	Includes 4,000 shares that may be acquired pursuant to the exercise of options awarded under the Incentive Plan.

Change in Control.

We are not aware of any arrangement (including any pledge by any person of any of our securities) the operation of which may at a date subsequent to the date of this Proxy Statement result in a change in control of us. Further, we are not aware that a change in control of us has occurred since the beginning of our last fiscal year.

Directors and Executive Officers.

Material Proceedings.

No director, officer, or affiliate of us, no owner of record or beneficially of more than five percent of any class of our voting securities, and no associate of any such director, officer, affiliate, or owner is a party in any material proceeding adverse to us or to any of our subsidiaries.

Directors, Executive Officers, Promoters, and Control Persons.

Identification of Directors.

Our current directors are as follows:

Name	Age	Director Since	Term Expires
Paul A. Novelly, chairman of the board and chief executive officer(a)	77	2005	2021
Donald C. Bedell	80	2008	2022
Paul M. Manheim	72	2011	2023
Dale E. Cole(a)	73	2015	2021
Terrance C.Z. Egger	63	2015	2022
Jeffrey L. Schwartz	72	2015	2023
Alain J. Louvel(a)	75	2018	2021
Rose M. Sparks, Principal Financial Officer and Chief Financial Officer	54	2019	2023

(a)	Nominated for re-election at the Annual Meeting.

On May 18, 2021, Edwin A. Levy resigned from the board of directors and each committee thereof. Mr. Levy’s decision to resign was solely for personal reasons. During 2020, Mr. Levy was a member of our compensation and nominating/corporate governance committees.

There is no arrangement or understanding between any of the above directors and any other person pursuant to which such person was or is to be selected as a director.

Identification of Executive Officers.

The current executive officers of the Company are as follows:

Name	Position	Age	Officer Since
Paul A. Novelly	Chairman of the board and chief executive officer	77	2005
Thomas McKinlay	Chief operating officer	58	2017
Rose M. Sparks	Principal financial officer and chief financial officer	54	2012

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Identification of Certain Significant Employees.

The following individuals are executive officers of FutureFuel Chemical Company who are expected to make significant contributions to our business.

Name	Position	Age	Officer Since
Thomas McKinlay	Chief operating officer	58	2017
Rose M. Sparks	Chief financial officer	54	2013

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Family Relationships.

There is no family relationship between any of our executive officers and directors.

Business Experience of Our Directors and Executive Officers.

Paul A. Novelly has been our chairman of the board since inception and chief executive officer since January 2013. Mr. Novelly is chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing, and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, a director and the chairman of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. In the past five years, Mr. Novelly was a director of WPT GP, LLC, a wholly owned subsidiary of World Point Terminals, Inc. and general partner of World Point Terminals, LP. World Point Terminals, LP was a publicly traded master limited partnership listed on the New York Stock Exchange until July 2017. He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and FCB Financial Holdings, Inc., a holding company whose material subsidiary is Florida Community Bank. Mr. Novelly previously served on the board of directors of World Point Terminals, Inc., a Canadian and Toronto Stock Exchange company and the predecessor to World Point Terminals, Inc.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise as our chairman since 2005 and his knowledge of our operations and effectiveness of our business strategies provide valuable perspective to our board and add significant value. Additionally, Mr. Novelly’s experience as the chief executive officer of Apex Oil Company, Inc., AIC Limited, St. Albans Global Management, Limited Partnership, LLLP, and WPT GP, LLC and as the chairman of World Point Terminals, Inc., as well as a number of executive positions with other oil refining, terminalling, storage, and transportation companies, are integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Novelly’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Donald C. Bedell has been a member of our board since March 17, 2008. Mr. Bedell is chairman of the board of privately held Castle Partners and its affiliates, based in Sikeston, Missouri, which operate over 35 skilled nursing, health care, pharmaceutical, hospice, and therapy facilities throughout Missouri and other states. Mr. Bedell is a director of First Community Bank of Batesville, Arkansas and is a member of the executive committee of such bank and its holding company. He is also a director of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States. FutureFuel Corp.’s chairman, Paul A. Novelly, is the chairman of the board of World Point Terminals, Inc. Mr. Bedell is the former chairman of the Missouri Department of Conservation. In the past five years, Mr. Bedell has served on the board of directors of World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Terminals, Inc.

Our board believes that Mr. Bedell’s experience, knowledge, skills, and expertise acquired as the chairman at Castle Partners, including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Bedell’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Paul M. Manheim has been a member of our board since July 15, 2011. Mr. Manheim is currently a non-executive director of HAL Real Estate Inc., which develops and owns a portfolio of real estate in the Pacific Northwest consisting of multi-family, office, and mixed-use assets. He was the president and chief executive officer of HAL Real Estate Inc. until September 2005. HAL Real Estate Inc. is a subsidiary of HAL Holding N.V. Mr. Manheim joined Holland America Line, N.V., the predecessor of HAL Holding N.V., an international holding company traded on the Amsterdam Stock Exchange, in 1982 and filled various positions in the financial and corporate development areas. June 2005 to 2014, Mr. Manheim was the chairman of the board of Shanghai Red Star Optical Company, which owns a portfolio of optical retail outlets in China and is affiliated with Europe’s largest optical retailer. Mr. Manheim has served as a director and chairman of the audit committee of World Point Terminals, Inc. and its predecessor since 2009. He is also a director of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States. FutureFuel Corp.’s chairman, Paul A. Novelly, is the chairman of the board of World Point Terminals, Inc. Mr. Manheim received a bachelor of commerce degree with honors from the University of New South Wales, Australia, and qualified as a Chartered Accountant in 1976.

Our board believes that Mr. Manheim’s experience, knowledge, skills, and expertise acquired as the president and chief executive officer at HAL Real Estate Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Manheim’s service and experience as a director for other boards, strengthens the governance and functioning of our board. Finally, Mr. Manheim’s experience as the chairman of the audit committee of WPT GP, LLC and his experience as a chartered accountant add significant value to our board.

Dale E. Cole has served on our board since August 2015 and is a graduate of the University of Texas at Austin with an undergraduate degree in business and finance and the Graduate School of Banking at Louisiana State University. Mr. Cole’s career in banking began in 1974 with Texas Bank and Trust Company in Dallas, TX. He then worked with First National Bank in Marshal, TX, and became President of Banc Texas McKinney in McKinney, TX in 1983. In 1988, Mr. Cole became Chairman and CEO of Worthen Banking Corporation, with two banks in Batesville and Newark, AR. Mr. Cole founded First Community Bank in 1997. He currently serves as Chairman and CEO of First Community Bank and its holding company. Mr. Cole previously served on the Board of Trustees of the Barret School of Banking in Memphis, TN, the Board of Visitors of the University of Arkansas Community College in Batesville, AR, the Board of the Chamber of Commerce, Economic Development Foundation in Batesville, AR, Lyon College Advisory Counsel, and the board of White River Medical Center in Batesville, AR. Mr. Cole currently serves as a trustee of Lyon College in Batesville. As of December 31, 2020, First Community Bank had 26 branch locations in Northeast Arkansas and Southwest Missouri and maintained assets of $1,809,622,296.

Mr. Cole's extensive career in banking built in him a strong foundation in business, regulatory environments, and corporate governance. Having served on numerous committees throughout his career, including compensation, trust, executive, asset/liability, investment, and many others, Mr. Cole's well-rounded experience and exposure in banking and regulatory environments will strengthen the governance function of our board. Additionally, Mr. Cole’s service and experience as chairman for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Terrance C.Z. (Terry) Egger has served on our board since August 2015. He retired as the publisher and CEO of Philadelphia Media Network, parent company of the Philadelphia Inquirer, the Philadelphia Daily News and Philly.com, that region’s largest news company, in which capacity he oversees all operations of the newspaper and its affiliates. Prior to August 2015, Mr. Egger served as president and CEO of the Cleveland 2016 Host Committee, Inc., where he led the successful effort for the City of Cleveland to host the 2016 Republican National Convention. In 2013, Mr. Egger had retired as chairman of The Plain Dealer Publishing Co. in Cleveland, parent company of the The Plain Dealer, Ohio's largest paper, where he had served in several executive capacities from 2006. From 1996 to 2006, Mr. Egger was the president and publisher of the St. Louis Post-Dispatch, where he supervised all operations, including its website STLtoday.com and Suburban Journals of Greater St. Louis. Terry started his newspaper career managing marketing and advertising for papers in Los Angeles, California and Tucson, Arizona. Mr. Egger is a member of the Board of Directors of Medical Mutual of Ohio and a member of the Board of Trustees of the Cleveland Clinic Foundation. He has a bachelor's degree from Augustana College and a master's degree in speech communication from San Diego State University.

Our board believes that Mr. Egger’s experience, knowledge, skills, and expertise, including experience and understanding of business strategy, development, supervision, operations and management add significant value to our board. Additionally, Mr. Egger’s service and experience on other boards, strengthens the governance and functioning of our board.

Jeffrey Schwartz has served on our board since August 2015. He is a private investor and consultant for digital media and technology companies. Since 2008, Mr. Schwartz has been a founder and principal of Digital Direct Ventures (DDV), which partners with companies seeking to create a digital presence for their companies. He also started Old Pro Inc. (OPI) which invests in and provides financial and technical consulting to early stage technology companies, including successes like DraftStreet.com and JW Player Incorporated. From 1993 to 2008, Mr. Schwartz was the chief executive officer of Traffix, Inc. and its predecessor, Quintel Communications, Inc., a NASDAQ listed company and leading digital marketer. Mr. Schwartz has been involved in all aspects of web-based and technology commerce, including online and search engine marketing, interactive games, list brokerage and creative services.

Our board believes that Mr. Schwartz’s experience, knowledge, skills, and expertise, including experience and understanding of business strategy, development and marketing add significant value to our board and the company.

Alain J. Louvel, after receiving an MBA from Columbia University and a Master’s in Economics and Political Sciences degree from the Paris University, began his professional career in 1970 as an advisor to the Department of Industry and Trade of the Quebec Government.

In 1972, he joined Bank Paribas and for the next 33 years held numerous positions with Bank Paribas in France, Canada and the United States. From 1985 on, for a period of 10 years, he was responsible for the bank's energy, commodity and derivative activities, first in New York covering the Americas until 1991, and then in the Paris head office as global head. In 1996, Mr. Louvel returned to New York as the bank's head of territory for the Americas and completed his banking career as head of Risk Management Americas, with overall responsibilities over credit, market, counterparty and operational risk for the combined operations of Bank Paribas and BNP following the merger that formed BNP Paribas, until his retirement from the bank in 2007.

Mr. Louvel currently serves as a director and/or member of the Audit Committee of Great West Life Insurance and Annuity, Putnam Investments LLC, and Mountain Asset Management LLC. He is also a trustee of the French Institute Alliance Francaise and a French Foreign Trade Counselor. Mr. Louvel previously served on the board of directors of World Point Terminals Inc., predecessor to World Point Terminals, LP’s parent and a Canadian and Toronto Stock Exchange company prior to June 2010.

Our board believes that Mr. Louvel’s experience, knowledge, skills, and expertise acquired in international banking and finance, including experience and understanding of business strategy related to energy, commodities and derivatives, add significant value to our board. Additionally, Mr. Louvel’s service and experience as a director for other boards both international and domestic, including involvement as a member of other audit committees, strengthens the governance and functioning of our board.

Rose M. Sparks has been our principal financial officer and treasurer and principal accounting officer since November 8, 2012 and our chief financial officer since June 1, 2013. Prior to June 1, 2013, Mrs. Sparks served as the controller of FutureFuel Chemical Company since its acquisition in 2006 and has over twenty-five years of experience at the Batesville facility. Prior to our acquisition of FutureFuel Chemical Company, Mrs. Sparks worked for Eastman Chemical as controller at the Batesville plant. Mrs. Sparks holds a certified public accounting certificate but has elected inactive status. In September 2019, Mrs. Sparks was appointed to the board as a Class B director.

Our board believes that Mrs. Sparks’ experience, knowledge, skills, and expertise acquired as controller of FutureFuel Chemical Company, and her knowledge of our operations and business strategies gained over her years of service in that role, as well as experience as a certified public accountant, add significant value to the Company.

Thomas McKinlay became FutureFuel Corp.’s and FutureFuel Chemical Company’s Chief Operating Officer on January 9, 2017. Mr. McKinlay is a Chemical Engineer and business operations executive with over 30 years of global experience in the oil and gas industry. He has extensive experience in the oil and gas industry on both sides of the Atlantic. This includes responsibility for large scale refining and trading operations; midstream assets; renewables production and trading; retail; contract negotiation; and mergers and acquisitions.

For over two years prior to his hire by FutureFuel, Mr. McKinlay was the owner and president of Gilrita Consulting Limited, a UK based independent downstream consultancy firm. Prior to Gilrita Consulting Limited, he was Executive Vice President of Murphy Oil Corporation for more than three years, a role which latterly incorporated the role of Managing Director of Murco Petroleum Limited, a UK based oil refining company. Mr. McKinlay was employed for approximately six years by Murphy Oil where he became Executive Vice President of Worldwide Downstream Operations. Mr. McKinlay received a bachelor of science in chemical engineering (with honors) from the University of Strathclyde in Glasgow, UK in 1985.

Our board believes the experience, knowledge, skills, and expertise Mr. McKinlay acquired in his past roles in operations add significant, strategic value to the company. Additionally, Mr. McKinlay’s experience with large scale production and trading provides the company with significant understanding in the regional and global biodiesel industry.

Transactions with Related Persons.

From time to time, we enter into transactions with companies affiliated with, or controlled by, Mr. Novelly, who is the chairman of our board, chief executive officer and a significant shareholder as set forth above, and in which Mr. Novelly has or will have a direct or indirect material interest. Revenues, expenses, prepaid amounts, and unpaid amounts related to these transactions during 2020 are summarized in the following table and are further described below.

Related party balance sheet accounts

(Dollars in thousands)

As of December 31, 2020
Accounts receivable
Biodiesel, petrodiesel, blends and other petroleum products	$1,426
Total accounts receivable	$1,426
Prepaid expenses
Administrative services and other	$-
Total prepaid expenses	$-
Accounts payable
Natural gas and fuel purchases	$973
Travel and administrative services	$11
Total accounts payable	$984
Accrued liabilities
Travel and administrative services	$-
Total accrued liabilities	$-

Related party income statement accounts

(Dollars in thousands)

Year Ended December 31, 2020
Revenues
Biodiesel, petrodiesel, blends and other petroleum products	$1,976
Total revenues	$1,976
Cost of goods sold
Biodiesel, petrodiesel, blends, and other petroleum products	$3,865
Natural gas purchases	3,025
Total cost of goods sold	$6,890
Distribution
Distribution and related services	$177
Total distribution	$177
Selling, general and administrative expenses
Commodity trading advisory fees	$308
Travel and administrative services	192
Income tax, consulting services and other	120
Total selling, general, and administrative expenses	$620

Biodiesel, petrodiesel, blends, and other petroleum products

The Company enters into agreements to buy and sell biofuels (biodiesel, petrodiesel, biodiesel/petrodiesel blends, RINs, and biodiesel production byproducts) and other petroleum products, such as gasoline, with an affiliate from time to time. Such agreements are priced at the then-current market price of the product as determined from bids from other customers and/or market pricing services. Cost of goods sold related to these sales includes variable costs and allocated fixed costs. The revenue amounts presented in the table above result when the Company sells biodiesel, petrodiesel, blends, and other petroleum products to a related party regardless of who the material was purchased from.  Likewise, cost of goods sold amounts result when biodiesel, petrodiesel, blends, and other petroleum products are purchased from a related party regardless of who the material was sold to.

Natural gas purchases

The Company uses natural gas to generate steam for its manufacturing process and to support certain of its air and waste treatment utilities. This natural gas is purchased through an affiliate provider of natural gas marketing services. Expenses related to these purchases include the cost of the natural gas only; transportation charges are paid to an independent third party.

Distribution and related services

Distribution and related services comprise barge transportation and related unloading charges for petrodiesel that were arranged and paid for by an affiliate and subsequently rebilled to the Company. Additionally, the Company leases oil storage capacity from an affiliate under a storage and throughput agreement. This agreement provides for the storage of biodiesel, diesel or biodiesel/petrodiesel blends, methanol, and biodiesel feedstocks in above-ground storage tankage at designated facilities of the affiliate. Expenses related to this agreement include monthly lease charges, generally on a per-barrel basis, and associated heating, throughput, and other customary terminalling charges.

Commodity trading advisory fees

The Company entered into a commodity trading advisory agreement with an affiliate. Pursuant to the terms of this agreement, the affiliate provides advice to the Company concerning the purchase, sale, exchange, conversion, and/or hedging of commodities as requested from time to time.

Legal, travel and administrative services

The Company reimburses an affiliate for legal, trading, travel and other administrative services incurred on its behalf. Such reimbursement is performed at cost with the affiliate realizing no profit on the transaction.

Income tax and consulting services

An affiliate provides professional services to the Company, primarily in the area of income tax preparation and consulting. The Company also receives certain finance and accounting expertise from this affiliate as requested. Expenses related to these services comprise an agreed quarterly fee plus reimbursement of expense, at cost and are reported as selling, general, and administrative expenses.

Review, Approval, or Ratification of Transactions with Related Persons.

Any transaction in which we (or one of our subsidiaries) are a participant, the amount involved exceeds the lesser of $120 or 1% of our net income, total assets, or total capital, and in which any party related to us has or will have a direct or indirect material interest must be approved by a majority of the disinterested members of our board of directors as fair to us and our shareholders. This policy was adopted by our board on January 8, 2007 and amended on February 2, 2011, and can be found through the “Investor Relations - Corporate Governance” section of our website ( http://futurefuelcorporation.com/). All of the agreements described above in this Item 13 and in Note 21 to our consolidated financial statements have been approved by a majority of the disinterested members of our board of directors.

In addition, we adopted a Code of Business Conduct and Ethics which sets forth legal and ethical standards of conduct for our directors, officers, and employees and the directors, officers, and employees of our subsidiaries. This Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of this Code to appropriate persons identified in this Code; and (v) accountability for adherence to this Code. This Code was adopted by our board on November 30, 2005 and was amended on February 3, 2011 and January 1, 2016, is in writing, and can be found through the “Investor Relations - Corporate Governance” section of our website ( http://futurefuelcorporation.com/). Each of the transactions described above (under the caption “Transactions with Related Persons”) was undertaken in compliance with our Code of Business Conduct and Ethics and approved by a majority of the disinterested members of our board of directors.

Standing Audit Committee.

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and have adopted a revised audit committee charter. A copy of this revised audit committee charter has been posted on our website and may be accessed at http://futurefuelcorporation.gcs-web.com/corporate-governance. The current members of the audit committee are as follows:

Dale E. Cole

Terrance C.Z. Egger

Alain J. Louvel

Paul M. Manheim (Chair)

Audit Committee Financial Expert.

Our board of directors determined that each member of our audit committee is an audit committee financial expert. Each such member of our audit committee is independent, as independence for audit committee members is defined in the listing standards applicable to us.

Board Leadership Structure and Role in Risk Oversight.

Board Leadership Structure.

We have a board currently comprised of eight members. Our chairman and chief executive officer is Mr. Novelly. Our chairman presides over all meetings of our board and at all meetings of our shareholders. He provides strategic leadership and guidance to our board and management, he advises and consults with our chief financial officer and other executive officers, and he works with management and other committees of our board regarding strategies, risks, opportunities, and other matters.

The remaining members of our board except for Mrs. Sparks are independent as described below, and these independent members comprise the membership of our board’s audit committee, nominating/corporate governance committee, and compensation committee. We have not designated any of these individuals as a lead independent director and there are no plans to do so.

We believe that consolidation of the offices of chairman and chief executive officer in Mr. Novelly is the appropriate leadership structure for us at this time. His breadth of experience and expertise in both capacities qualifies him for such service. Given his constant communication with executive management, this provides for adequate linkage between the board and management.

Role in Risk Oversight.

Our board as a whole is ultimately responsible for our risk management oversight. Our board is assisted by its committees, including our audit committee and compensation committee, whose duties are described in more detail below.

The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to our board or to committees of our board, and the related board or committee discussions and decisions. The committees of our board report to our board about their meetings.

Our chief executive officer addresses risk matters at regular and special board meetings. In addition, other members of senior management regularly provide reports directly to our board. Finally, our audit committee works closely with our independent registered public accounting firm in their review of risk and controls.

Corporate Governance/Director Independence.

Our board has adopted corporate governance guidelines which incorporate certain rules of the SEC and U.S. securities exchanges for use by our board when determining director independence. These guidelines include the Company’s Corporate Governance Guidelines, Policy for Approving Transactions with Related Parties, and Insider Trading Policy, copies of which may be found on our website at https://futurefuelcorporation.gcs-web.com/corporate-governance. Our board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with us, including the potential for conflicts of interest, when determining director independence.

The nominating/corporate governance committee of our board evaluates each incumbent director and all new director nominees based on applicable law, regulations, and rules and makes a recommendation to the full board as to the independence of directors and director nominees. Our board has determined that, of the eight current members of the board, the following six directors have no disqualifying relationships with us or our subsidiaries and are, therefore, independent: Donald C. Bedell, Paul M. Manheim, Dale E. Cole, Terrance C.Z. Egger, Jeffrey L. Schwartz, and Alain J. Louvel. In 2020, each of our board’s compensation, audit, and nominating/corporate governance committees was comprised of directors who were independent under such definitions. Our nominating/corporate governance committee has determined that, if elected, each of Mr. Cole and Mr. Louvel will qualify as an independent director under the applicable SEC and stock exchange regulations. Accordingly, if the proposed slate of nominees is elected, our board will continue to maintain a majority of independent directors. The guidelines referenced above, as well as other corporate governance initiatives adopted by us, are also available to any shareholder free of charge upon request to our corporate secretary at our principal executive office set forth above.

Our independent directors meet in executive sessions (without our management) generally before or after meetings of the directors, and will meet more often as the need arises. None of our non-management directors presides at meetings of our non-management directors, rather, a chairman is chosen at the beginning of each meeting.

Any interested party (and not just our shareholders) may make their concerns known to our non-management directors through our website at https://futurefuelcorporation.gcs-web.com/contact-us. In the “comment” section on this page, please indicate that the message is for our non-management directors, and the message will be provided to them.

Hedging and Pledging

Per our insider trading policy, which can be found at https://futurefuelcorporation.gcs-web.com/static-files/b03d75f3-c455-4d52-ae29-2f27e6761c2c, our and our subsidiaries’ employees, officers, and directors, are prohibited from engaging in transactions in publicly traded Company puts, calls, or other derivative securities, on an exchange or in any other organized market. Additionally, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts are strongly discouraged by the Company and any employee, officer, or director wishing to enter into such an arrangement must first pre-clear the proposed transaction with our board at least two weeks prior to entering into any such arrangement. The Company may withhold its consent to any such transaction in its sole discretion.

Further, our employees, officers, and directors are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where an employee, officer, or director wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any employee, officer or director who wishes to pledge Company securities as collateral for a loan must submit a request for approval to our board at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Board Meetings and Committees; Annual Meeting Attendance.

Directors are expected to attend all meetings of our board and assigned committee meetings. Our board held four formal meetings during 2020 and took two actions by unanimous written consent in lieu of a meeting. All meetings were attended by all directors, except for one meeting where one director was absent. Our directors are not required to attend annual shareholder meetings. The 2020 annual meeting of our shareholders was held on September 3, 2020, and no directors attended such annual shareholder meeting.

Our board maintained the following committees during 2020: audit committee, compensation committee, and nominating/corporate governance committee. The 2020 members of each of these committees, a summary of the responsibilities and authority of each of the committees, and the number of meetings held by each committee in 2020 follows.

Name of Committee and Members during 2020	Functions of the Committee	Number of Meetings in 2020
Audit: Paul M. Manheim (chair) Donald C. Bedell Dale E. Cole Alain J. Louvel

-         Appoints, compensates, and oversees the work of any public accounting firm employed by the Company;

-         Resolves any disagreements between management and the auditor regarding financial reporting;

-         Pre-approves all audit and non-audit services;

-         Retains independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation;

-         Seeks any information it requires from employees, all of whom are directed to cooperate with the committee’s requests;

-         Meets with the Company’s officers, external auditors, or outside counsel, as necessary; and

-         Oversees that management has established and maintains processes to assure compliance by the Company with all applicable laws, regulations, and corporate policies.

Four (all members attended each meeting) One action by written consent
Compensation: Donald C. Bedell (chair) Edwin A. Levy Terrance C.Z. Egger

-         In consultation with the Company’s management, establishes the Company’s general policies relating to compensation of the Company’s officers and directors and the directors and executive officers of the Company’s subsidiaries, and oversees the development and implementation of such compensation programs;

-         Approves the annual and long-term performance goals for the Company’s incentive plans (including incentive plans for the Company’s subsidiaries);

-         Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and annually evaluates such officers’ performance in light of those goals and objectives and sets such officers’ compensation levels based on this evaluation;

-         As required under applicable securities laws and rules, reviews the Compensation Discussion and Analysis section (CD&A) to be included in the Company’s annual proxy statement or other reports or filings with the SEC or other governmental authorities and stock exchanges, discusses the CD&A with the Company’s management, and recommends to the board that the CD&A be included in the Company’s annual report on Form 10‑K, proxy statement on Schedule 14A or any other filing with the SEC and stock exchanges;

-         Reviews and makes recommendations to the board periodically with respect to the compensation of all non-employee directors, including any compensation under the Company’s equity-based plans, monitor ownership compliance of its directors as required by under the Company’s stock ownership guidelines;

-         Evaluates the committee’s performance and the adequacy of its charter on an annual basis and recommends any proposed changes to the board for approval; and

-         With respect to Company directors and officers and executive officers of Company subsidiaries: review and approve base salary adjustments, managerial recommendations under Company’s annual bonus and incentive compensation plan; review and approve managerial recommendations of performance share awards and participants under Company’s stock option plan; review and approve managerial recommendations for new and modified compensation and benefit programs; and monitor ownership compliance as required by Company’s stock ownership guidelines.

Two (all members attended) Three actions by written consent
Nominating/Corporate Governance: Edwin A. Levy (chair) Paul M. Manheim Jeffrey L. Schwartz

-         Assists the board by identifying qualified candidates for director, and recommends to the board the director nominees for the next annual meeting of shareholders;

-         Leads the board in its annual review of board performance;

-         Recommends to the board director nominees for each board committee;

-         Oversees the annual process of evaluation of the performance of the Company’s management; and

-         Develops and recommends to the board corporate governance guidelines applicable to the Company.

One (all members attended)

Nominating/Corporate Governance Committee.

Our board has a nominating/corporate governance committee. That committee has a charter, a copy of which may be found at our internet web site at https://futurefuelcorporation.gcs-web.com/static-files/90be349d-05a3-431d-b1e1-e7108d9d3aef. A copy may also be obtained free of charge by written request to our corporate secretary at our principal executive office set forth above.

Our nominating/corporate governance committee will consider director candidates recommended by our shareholders. To facilitate such nominations, our board has adopted Procedures for Shareholders Submitting Nominating Recommendations, which is Appendix B to our nominating/corporate governance committee charter. Those Procedures set forth the procedures for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, and the information required on each director nominee. Our board has also adopted a Policy on Shareholder Recommendation of Candidates for Election as Directors, which is Appendix C to our nominating/corporate governance committee charter. This Policy sets forth the evaluation process adopted by our board. Any shareholder desiring to submit a director nominee for consideration by the nominating committee of our board for the 2022 annual meeting of our shareholders must do so in accordance with our bylaws and policies described under “Shareholder Proposals for the Next Annual Meeting” beginning at page 1 above. Director nominations should be submitted in writing to our corporate secretary, acting as agent for the nominating/corporate governance committee, at FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105. A copy of such Procedures and Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the nominating committee reviews the background and qualifications of the nominee in accordance with the Policy Regarding Qualifications of Directors adopted by our board, which Policy is Appendix A to our nominating/corporate governance committee charter. A copy of such Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above. In selecting the slate of nominees to be recommended by the nominating/corporate governance committee to our board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the nominating/corporate governance committee also considers such factors as the occupational, geographic, and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; and the independence status of each nominee in accordance with our corporate governance guidelines, SEC rules, and other applicable laws and regulations. Our nominating/corporate governance committee does not differentiate in its evaluation of nominees as directors depending upon whether a nominee is recommended by one of our shareholders.

The nominating/corporate governance committee reports its recommendations concerning each director nominee to our board. Our board then considers the nominating/corporate governance committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next annual meeting of shareholders. Our board may, as a part of its consideration, request the nominating/corporate governance committee to provide it with such information pertaining to a director nominee as our board deems appropriate to fully evaluate the qualifications of the nominee.

The slate of nominees for directors for the Annual Meeting consists of Paul A. Novelly, Dale E. Cole, and Alain J. Louvel. Each nominee is standing for re-election.

Audit Committee.

As noted above, our board has a standing audit committee. The audit committee members during 2020 were: Paul M. Manheim (chair), Donald C. Bedell, Dale E. Cole, and Alain J. Louvel. All members of our audit committee are independent as determined in accordance with the listing standards applicable to us.

We have adopted an audit committee charter. A copy of this audit committee charter may be accessed on our internet website at https://futurefuelcorporation.gcs-web.com/static-files/122b0956-bf64-464b-b54b-cd4ceeaf2eec. A copy may also be obtained free of charge from us by written request to our corporate secretary at our principal executive office set forth above.

The primary duties and responsibilities of the audit committee are to monitor: (i) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) our compliance with related legal and regulatory requirements; and (iii) the independence and performance of our external auditor. The audit committee also selects our independent registered public accounting firm. Management of the Company is responsible for designing and implementing the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the audit committee has performed the duties required by its charter, and it has reviewed and discussed our consolidated financial statements for 2020 with management and the independent registered public accounting firm. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The audit committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to us is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the audit committee’s review of the representations of management and the report of the independent registered public accounting firm, the audit committee recommended to our board to include the audited financial statements in our Form 10-K and Annual Report for the year ended December 31, 2020.

Compensation Committee.

Our board has established a compensation committee. The compensation committee has a charter which may be found at https://futurefuelcorporation.gcs-web.com/static-files/010aba7f-80d6-427c-ae53-eca2d4823463 at our internet web site. In addition, a copy will be provided free of charge by written request to our corporate secretary at our principal executive office set forth above. Our processes and procedures for the consideration and determination of executive and director compensation are described in “Compensation of Directors and Executive Officers” beginning below.

Shareholder Communications.

Any shareholder who wishes to contact our board or any individual director serving on our board may do so by written communication mailed to: Board (Attention: Name of Director(s), if appropriate), Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105. A shareholder may also contact our board through the Investors Relations – Contact Us page of our internet site, https://futurefuelcorporation.gcs-web.com/contact-us. A shareholder choosing to contact us through our website must complete his or her name, email address, the subject he or she wishes to address, and any comments he or she wishes to make. In addition, the number seen at the bottom of the page must be entered. This security requirement prevents automated submissions.

Any proper communication received will be processed by our corporate secretary as agent for our board. A copy of the communication will be promptly forwarded to each member of our board or, if appropriate, to the member(s) of our board named in the communication. The original shareholder communication will be maintained on file in our corporate secretary’s office and made readily available to any director who should wish to review it.

Compensation of Directors and Executive Officers.

General

Our board of directors has established a compensation committee. The compensation committee’s responsibilities include, among other things, determining our policy on remuneration to our (that is, FutureFuel Corp.’s) officers and directors and the executive officers and directors of FutureFuel Chemical Company. Our directors receive an annual stipend of $30, but the stipend is prorated if their service was for less than the full year. Committee heads receive an additional $10 on an annual basis, again prorated if serving as committee chairman for less than the full year. The compensation committee also approved the payment to our directors of $2 for each board and committee meeting attended in person and $1 for each board and committee meeting attended telephonically. During 2020, the compensation committee reviewed and approved this fee schedule as reasonable and appropriate compensation to our directors and has determined to use the same fee structure for 2021.

With the exception of Rose M. Sparks, who serves as our principal financial officer and chief financial officer and FutureFuel Chemical Company’s chief financial officer, we determined for 2020 not to pay salaries, bonuses, or other forms of cash compensation to any of our board members that serve as executive officers (in their capacities as such). Executive officer compensation will be monitored during 2021 and set or adjusted as the board deems appropriate.

In 2020, we paid salaries, bonuses, and other forms of compensation to the officers of FutureFuel Chemical Company as described below.

Compensation Discussion and Analysis

The objectives of our compensation program are to provide a competitive compensation package that rewards sustained financial and operating performance that creates long-term value for our shareholders. Our compensation programs are intended to meet the goals of attracting and retaining qualified personnel; motivating these individuals to achieve short-term and long-term corporate goals without undue risk-taking and to promote equity among executive officer positions, while considering external competitiveness and differences in job responsibilities.

The elements of our compensation program include base salary, bonuses, and certain retirement, insurance, and other benefits generally available to all employees. In addition, in 2017, our board adopted an omnibus incentive plan which was approved by our shareholders at our 2017 annual meeting on September 7, 2017 (the “Incentive Plan”). The Incentive Plan provides equity-based compensation to our executive officers and our directors. Our compensation committee, and the Company generally, makes decisions with respect to each compensation element paid or payable to our personnel on an individual-by-individual basis and does not necessarily take into account decisions made with respect to other elements of compensation that may be paid to such individual. The overall goal of our compensation program, however, is to achieve the goals described above. Further, we have certain prohibitions on our employees, officers, and directors with respect to hedging and pledging Company securities as described above under the “Hedging and Pledging” heading.

Cash Salaries and Bonuses

We determined not to pay cash salaries or bonuses to Mr. Novelly for 2020. Our chairman and chief executive officer, Mr. Novelly, receives compensation from our affiliate, St. Albans Global Management, Limited Partnership, LLLP. Mr. Novelly did not receive any increase in salary, bonus, or other income from St. Albans Global Management, Limited Partnership, LLLP to compensate him for his services to us. The base salary for Mrs. Sparks was unchanged for 2020, however, director fees of $34 were paid to Mrs. Sparks in 2020. Mr. Flynn was hired in 2014, with a base salary set largely in line with our other executives at FutureFuel Chemical Company and commensurate with his experience. Mr. Flynn’s base salary was unchanged in 2020. Mr. McKinlay was hired in 2017 with a base salary set largely in line with our other executives at FutureFuel Chemical Company and commensurate with his experience. Mr. McKinlay’s base salary was unchanged in 2020. The Company’s compensation committee and board have considered the advisory vote on executive compensation cast by our shareholders at our annual shareholders’ meeting on September 3, 2020. Such advisory vote was determined to be in line with recommendations of the compensation committee and the board and the compensation decisions and policies of the Company.

For the year 2020, we established a bonus pool for the employees of our subsidiary, FutureFuel Chemical Company. The total bonus target amount was determined by our chief executive officer in consultation with our other executive officers. Eligible FutureFuel Chemical Company employees hired prior to January 1, 2020 received bonuses of approximately 118 hours of pay at their normal hourly rate. Employees hired in 2020 received a prorated or reduced amount based on their length of service. Salaried employees of FutureFuel Chemical Company (other than certain lead executives) received an additional bonus amount ranging from $0 to $18.5. Bonuses to FutureFuel Chemical Company’s managers other than the lead executive team were determined by FutureFuel Chemical Company’s executive team. Bonuses in 2020 for Mr. McKinlay and Mrs. Sparks, and other members of management of FutureFuel Chemical Company were recommended by our chief executive officer, then reviewed and approved by the compensation committee after considering several factors, including our overall financial performance and comparative information regarding the executive pay practices of our competitors. Such bonus distributions were designed to be sufficient compensation for the services rendered, competitive with market rates for similar services, and sufficient to motivate these individuals to aid in our achievement of short-term and long-term corporate goals.

We expect to establish an annual cash bonus program for fiscal years commencing after 2020. The total bonus amount is determined based on annual performance and is solely on a discretionary basis. In determining actual bonus payouts for such years, we expect that the compensation committee will consider performance against performance goals to be established by us, as well as individual performance goals. We expect that this annual cash bonus program will apply to certain key employees of FutureFuel Chemical Company in addition to the executives whose compensation is described herein. The actual amount of bonuses, if any, will be determined near the end of our fiscal year.

Omnibus Incentive Plan

Our board of directors adopted an omnibus incentive plan, which was approved by our shareholders at our 2017 annual shareholder meeting on September 7, 2017 (the ”Incentive Plan”). The purpose of the Incentive Plan is to:

●

Encourage ownership in us by key personnel whose long-term employment with or engagement by us or our subsidiaries (including FutureFuel Chemical Company) is considered essential to our continued progress and, thereby, encourage recipients to act in our shareholders’ interests and share in our success;

●	Encourage such persons to remain in our employ or in the employ of our subsidiaries; and

●	Provide incentives to persons who are not our employees to promote our success.

The Incentive Plan authorizes us to issue stock options (including incentive stock options and nonqualified stock options), stock awards, and stock appreciation rights. As of December 31, 2020, 44,000 options for shares of stock and no awards of shares of stock have been made under the Incentive Plan. See Note 18 to our consolidated financial statements for a detailed discussion of 2020 stock based compensation awards.

Eligible participants in the Incentive Plan include (i) members of our board of directors and our executive officers; (ii) regular, active employees of us or of any of our subsidiaries; and (iii) persons engaged by us or by any of our subsidiaries to render services to us or our subsidiaries as an advisor or consultant.

Awards under the Incentive Plan are limited to shares of our common stock, which may be shares reacquired by us, including shares purchased in the open market, or authorized but unissued shares. Awards are limited to 10% of the issued and outstanding shares of our common stock in the aggregate, or 4,374,167 shares, as of the date of the adoption of the Incentive Plan. Taking into account the prior grants of stock options and stock awards under the Incentive Plan, 4,330,167 shares are available to be issued under the Incentive Plan as of December 31, 2020.

The Incentive Plan is administered by: (i) our board, (ii) a committee of our board appointed for that purpose; or (iii) if no such committee is appointed, our board’s compensation committee (in any case, the “Administrator"). The Administrator may appoint agents to assist it in administering the Incentive Plan. The Administrator may delegate to one or more individuals the day-to-day administration of the Incentive Plan and any of the functions assigned to the Administrator in the Incentive Plan. Such delegation may be revoked at any time. All decisions, determinations, and interpretations by the Administrator regarding the Incentive Plan and the terms and conditions of any award granted thereunder will be final and binding on all participants.

The Incentive Plan became effective upon its approval by our shareholders and will continue in effect for a term of ten years thereafter unless amended and extended by us or unless earlier terminated. The individuals and number of persons who may be selected to participate in the plan in the future is at the discretion of the Administrator and, therefore, are not determinable at this time. Likewise, the number of stock options, stock awards and stock appreciation rights that will be granted to eligible participants pursuant to the plan are not determinable at this time.

The Administrator may grant a stock option or provide for the grant of a stock option either from time to time in the discretion of the Administrator or automatically upon the occurrence of events specified by the Administrator, including the achievement of performance goals or the satisfaction of an event or condition within the control of the participant or within the control of others. Each option agreement must contain provisions regarding (i) the number of shares of common stock that may be issued upon exercise of the option; (ii) the type of option; (iii) the exercise price of the shares and the means of payment for the shares; (iv) the term of the option; (v) such terms and conditions on the vesting or exercisability of the option as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the option and forfeiture provisions; and (vii) such further terms and conditions not inconsistent with the plan as may be determined from time to time by the Administrator. Unless otherwise specifically determined by the Administrator or otherwise set forth in the Incentive Plan, the vesting of an option will occur only while the participant is employed or rendering services to us or one of our subsidiaries, and all vesting will cease upon a participant’s termination of employment for any reason.

The Administrator may grant annual performance vested options. Performance will be tied to annual cash flow targets (our consolidated income plus depreciation plus amortization) in amounts to be determined. Annual performance vested options will vest 25% for each year that the annual cash flow target is achieved (with provisions for subsequent year catch-ups). Neither our management nor our compensation committee, however, has through the year ended December 31, 2020 made any awards that were contingent upon the achievement of specified performance goals or that were otherwise performance-vested. Rather, through 2020, all grants were made in the discretion of our compensation committee based upon their authority under the Incentive Plan.

The Administrator may grant cumulative performance vested options. Performance will be tied to cumulative cash flow in amounts to be determined for periods to be determined.

The Administrator may issue other options based upon the following performance criteria either individually, alternatively, or in any combination, applied to either us as a whole or to a business unit, subsidiary, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings) ; (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) overhead or other expense reduction; (xix) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xx) strategic plan development and implementation; and (xxi) any other similar criteria.

Such options will vest and expire (including on a pro rata basis) on such terms as may be determined by the Administrator from time to time consistent with the terms of the Incentive Plan.

The Administrator may award our common stock to participants. The grant, issuance, retention, or vesting of each stock award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial performance, personal performance evaluations, or completion of service by the participant. Unless otherwise provided for by the Administrator, upon the participant’s termination of employment other than due to death or retirement, the unvested portions of the stock award and the shares of our common stock subject thereto will generally be forfeited. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to death or retirement, all outstanding stock awards will continue to vest provided certain conditions to be determined are met. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to his death, a portion of each outstanding stock award granted to such participant will immediately vest and all forfeiture provisions and repurchase rights will lapse as to a prorated number of shares of common stock determined by dividing the number of whole months since the grant date by the number of whole months between the grant date and the date that the stock award would have fully vested.

The Administrator may grant stock appreciation rights either alone or in conjunction with other awards. The Administrator will determine the number of shares of common stock to be subject to each award of stock appreciation rights. The award of stock appreciation rights will not be exercisable for at least six months after the date of grant except as the Administrator may otherwise determine in the event of death, disability, retirement, or voluntary termination of employment of the participant. Except as otherwise provided by the Administrator, the award of stock appreciation rights will not be exercisable unless the person exercising the award of stock appreciation rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for us or one of our subsidiaries.

In the event there is a change in control of the Company, as determined by our board, our board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of awards and terminate any restrictions on cash awards or stock awards; and (iii) provide for the cancellation of awards for a cash payment to the participant.

Our prior omnibus incentive plan (the “Prior Plan”) was adopted by our shareholders at our 2007 annual shareholder meeting on June 26, 2007.  The Prior Plan expired on June 26, 2017.  Under the Prior Plan, we were authorized to issue 2,670,000 shares of our common stock. Through the expiration of the Prior Plan, we issued options to purchase 1,060,500 shares of our common stock and awarded an additional 414,800 shares to participants under the Prior Plan. No further awards will be granted under the Prior Plan.

Federal Income Tax Consequences of the Incentive Plan

Upon the exercise of a non-qualified stock option, a participant in the Incentive Plan will realize income in the year of exercise equal to the difference between the exercise price and the value of the shares acquired, and we may deduct an amount equal to the income recognized by the participant, subject to the limits under applicable laws. We will not receive a tax deduction at the time of a grant or exercise of an incentive stock option, and no income is recognized by a participant when an incentive stock option is granted or exercised. When an incentive stock option is exercised, the difference between fair market value at the date of exercise and the exercise price will be an item of adjustment for purposes of calculating the participant's alternative minimum tax for the year of exercise.

If the shares of our common stock acquired upon exercise of an incentive stock option are disposed of after the later of two years from the date of option grant or one year after the transfer of the shares to the participant (the "holding period"), any gain or loss upon disposition of the shares will be treated for federal income tax purposes as long-term capital gain or loss, as the case may be. A disposition includes a sale, exchange, gift or other transfer of legal title. In general, a participant's basis in the shares of our common stock received upon exercise of an incentive option will be the exercise price paid by him or her for the shares. If the option shares are disposed before the expiration of the holding period, all or part of any gain will be characterized as ordinary income depending upon the relative amount of the sale price of the shares as compared with the exercise price of the shares. The amount of ordinary income realized by an employee in a sale or exchange for which a loss would be recognized is limited to the excess of the amount realized on the sale or exchange over the stock's adjusted basis.

Ordinary income received on account of a disposition of shares within the holding period will be taxable as additional compensation, and we may treat that income as a deductible expense for federal income tax purposes.

Retirement Benefits

We adopted a 401(k) plan for FutureFuel Chemical Company which is generally available to all of its employees.

Say-on-Pay

At our 2020 annual meeting of shareholders held on September 3, 2020, we submitted a proposal to our shareholders regarding the 2019 compensation awarded to our executive officers (commonly known as a “say-on-pay” vote). Our shareholders approved the proposal. We hold our say-on-pay votes every three years. Our next say-on-pay vote will and our next advisory vote on the frequency of say-on-pay votes (commonly known as “say-when-on-pay” vote) will be held at the 2023 annual meeting of shareholders.

The Compensation Committee considers the results of our say-on-pay vote as one factor in evaluating our executive compensation practices.

Life Insurance and Other Employee Benefits

Our executive officers other than Mr. Novelly participate in employee welfare plans (life insurance, medical insurance, disability insurance, vacation pay, and the like) maintained by FutureFuel Chemical Company for all of its employees.

The Compensation Committee

Our compensation committee currently consists of Donald C. Bedell (Chair), Dale E. Cole, and Terrance C.Z. Egger. Each of these individuals is an “independent director” under the rules of the NYSE, a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of §162(m) of the Internal Revenue Code of 1986, as amended.

The following additional information regarding the Incentive Plan is as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	44,000	$12.73	4,330,167

Recommendations from Management

Our chairman and chief executive officer makes recommendations to the compensation committee regarding salaries and bonuses for executive officers, as well as awards under the Incentive Plan. The compensation committee takes these recommendations into consideration in approving all such salaries, bonuses, and awards.

Summary Compensation Table.

Our executive officers were paid the following compensation for the three-year period ended December 31, 2020.

Summary Compensation Table

(Dollars in thousands)

Person	Year	Salary	Bonus	Stock Awards (d)	Option Awards (e)	All Other Compensation (f)	Total
Paul A. Novelly (a)	2020	$-	$-	$-	$-	$-	$-
Chairman and Chief executive officer,	2019	$-	$-	$-	$-	$-	$-
FutureFuel Corp.	2018	$-	$-	$-	$-	$-	$-
Rose M. Sparks (a) (b)	2020	$183	$95	$-	$-	$54	$332
Chief financial officer, principal financial	2019	$183	$88	$-	$21	$32	$324
officer, and treasurer, FutureFuel Corp.	2018	$183	$100	$-	$-	$20	$303
Paul M. Flynn (a) (c)	2020	$226	$69	$-	$-	$40	$335
Executive vice president of business and marketing,	2019	$226	$88	$-	$-	$21	$335
FutureFuel Chemical Company	2018	$226	$100	$369	$-	$21	$716
Tom McKinlay (a)	2020	$287	$95	$-	$49	$22	$453
Chief operating officer	2019	$287	$88	$-	$-	$22	$397
FutureFuel Chemical Company	2018	$287	$100	$-	$-	$85	$472

(a)	Executive officers of FutureFuel Chemical Company for the years indicated.

(b)	For Mrs. Sparks, all other compensation includes director fees of $34 and $12 in 2020 and 2019, respectively.

(c)	Mr. Flynn retired from the company on September 30, 2020.

(d)

Represents the grant date valuation of the awards under ASC Topic 718, Stock Compensation. Assumptions used for determining the value of awards reported here are set forth in Note 18 to our consolidated financial statements included elsewhere herein.

(e)

Represents the grant date valuation of all stock option awards under ASC 718, Stock Compensation, using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 to our consolidated financial statements included elsewhere herein. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(f)

Includes contributions (including accrued contributions) to vested and unvested defined contribution plans, HSA matching contributions, and the dollar value of any insurance premiums paid by, or on behalf of, us during or for the covered fiscal year with respect to life and disability insurance for the benefit of the named person. The above amounts do not include travel expenses reimbursed pursuant to Company policy. For 2020, the value of all other compensation not a perquisite or personal benefit in excess of $10 for: (i) Mrs. Sparks was $17 of 401(k) match, (ii) Mr. Flynn was $20 of 401(k) match and $14 in connection with his severance upon retirement, and (iii) Mr. McKinlay was $17 of 401(k) match.

Grants of Plan-Based Awards.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Thomas McKinlay (a)	01/21/2020	24,000	$11.56	$49

(a) In January 2020, we granted 24,000 stock options to our chief operating officer, Tom McKinlay. The options awarded have an exercise price equal to the mean between the highest and lowest quoted sales prices for FutureFuel’s common stock as of the grant date as reported by the New York Stock Exchange. The options awarded vested immediately and expire on January 21, 2025. Please see Note 18 to our consolidated financial statements for a discussion of the company’s plan-based awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (# ) Unexercisable	Equity Incentive Plan Awards: Number of Options (#)	Option Exercise Price ($)	Option Expiration Date
Thomas McKinlay (a)	24,000	0	0	11.56	1/21/2025
Rose M. Sparks (b)	10,000	0	0	12.07	9/17/2024

(a) In January 2020, we granted 24,000 stock options to our chief operating officer, Tom McKinlay. The options awarded have an exercise price equal to the mean between the highest and lowest quoted sales prices for FutureFuel’s common stock as of the grant date as reported by the New York Stock Exchange. The options awarded vested immediately and expire on January 21, 2025. Please see Note 18 to our consolidated financial statements for a discussion of the company’s plan-based awards.

(b) In September 2019, we granted 10,000 stock options to Rose M. Sparks in connection with her appointment to our board of directors and in her capacity as a board member. The options awarded have an exercise price equal to the mean between the highest and lowest quoted sales price for FutureFuel’s common stock as of the grant date as reported by the New York Stock Exchange. The options awarded vested immediately and expire on September 17, 2024. This same information is reflected in the unexercised options, stock awards, and equity in incentive plan table in the Compensation of Directors table below. See note 18 to our consolidated financial statements for a discussion of the company’s plan-based awards.

Option Exercises and Stock Vested

There were no options exercised by our executive officers in 2020 and no stock awards that vested in 2020.

Compensation of Directors.

Our directors receive an annual stipend of $30, but prorated if their service was less than the full year. Committee heads receive an additional $10 on an annual basis, again prorated if serving as committee chairman for less than the full year. The compensation committee approved payment to our directors of $2 for each board and committee meeting attended in person and $1 for each board and committee meeting attended telephonically. During 2020, the compensation committee reviewed and approved this fee schedule as reasonable and appropriate compensation to our directors and determined to use the same fee structure for 2021.

The following is the compensation our directors earned for 2020.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul A. Novelly	0	0	0	0	0	0	0
Edwin A. Levy	47	0	0	0	0	0	47
Donald C. Bedell	49	0	0	0	0	0	49
Paul M. Manheim	50	0	0	0	0	0	50
Dale E. Cole	38	0	0	0	0	0	38
Terrance C.Z. Egger	35	0	0	0	0	0	35
Jeffrey L. Schwartz	36	0	0	0	0	0	36
Alain Louvel	38	0	0	0	0	0	38
Rose Sparks	34	0	0	0	0	0	34

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards as of December 31, 2020 with respect to our directors.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alain Louvel (a)	10,000	0	0	16.21	10/24/23	0	0	0	0
Rose Sparks(a)	10,000	0	0	12.07	9/17/24	0	0	0	0

(a)

In December 2019, and October 2018, we granted a total of 10,000, and 10,000, respectively, stock options to our new board members. The options awarded have an exercise price equal to the mean between the highest and lowest quoted sales prices for FutureFuel’s common stock as of the grant date as reported by the New York Stock Exchange. The options awarded vested immediately and expire on September 17, 2024, and October 24, 2023, respectively. See Note 18 to our consolidated financial statements for a discussion of the company’s plan-based awards.

Pay Ratio Disclosure

This section provides the annual ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”). The Company’s principal executive officer (“PEO”) is Mr. Paul A. Novelly. The purpose of this disclosure is to provide a measure of the equitability of pay within the organization.  The Company believes its compensation philosophy and process yield an equitable result.

Median total annual compensation of all employees other than our PEO:   $64,725

Mr. Paul A. Novelly (‟PEO”) total annual compensation   $ 0

Ratio of PEO to Median Employee Compensation - zero

In determining the median employee, a listing was prepared of all employees as of December 31, 2020. Employees’ actual gross wages and salaries were used for the full year of 2020.  The median amount was selected from the list.  For simplicity, the value of the Company’s 401(k) plan and medical benefits provided was excluded.  As of December 31, 2020, the Company employed 477 persons of which approximately 330 were in an operations role.

Compensation Committee Interlocks and Insider Participation.

The members of our compensation committee during 2020 were Donald C. Bedell, Terrance C.Z. Egger, and Edwin A. Levy. The committee was chaired by Mr. Bedell. None of such individuals are or have been an officer or employee of the Company, nor did we enter into any transactions with such individuals during 2020 (other than the payment of directors' fees and other compensation, as noted above, solely in their capacity as directors).

Mr. Novelly, Mr. Levy (one of our directors and a member of our compensation committee), Mr. Bedell (one of our directors and the chair of our compensation committee), and Mr. Manheim (one of our directors and the chair of the audit committee) are or were directors of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States. World Point Terminals, Inc. does not have a separate compensation committee.

Compensation Committee Report.

The compensation committee of our board has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this annual report on Form 10-K.

Donald C. Bedell (chair), Terrance C.Z. Egger, and Edwin A. Levy

Independent Public Accountants.

The following table shows the aggregate fees billed to us by RSM US LLP for professional services attributable to 2020 and 2019.

	2020	2019
Audit Fees	$354,000	$296,000
Audit-Related Fees	12,000	12,000
Tax Fees	-	-
All Other Fees	-	-
Total	$366,000	$308,000

Audit fees include professional services rendered by RSM US LLP to us for the audit of our annual financial statements and review of financial statements included in our Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for 2019 and 2020. Audit related fees include assurance and related services provided by RSM US LLP to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. In 2019 and 2020, Audit-related fees were incurred for employee benefit plan audits provided by RSM US LLP. Tax fees, if provided, may include professional services for tax compliance (such as review and/or preparation of our federal and state income tax returns), tax advice, and tax planning. All other fees include any services provided by RSM US LLP to us that are not otherwise included in the other three categories. RSM US LLP did not provide any tax services or other services to us in 2019 or 2020.

Our audit committee approves the engagement of our independent registered public accounting firm prior to their rendering audit or non-audit services and sets their compensation. Pursuant to SEC regulations, our audit committee approves all fees payable to the independent registered public accounting firm for all routine and non-routine services provided. Our audit committee considers and approves the budget for the annual audit and financial statement review services prior to the initiation of the work. Non-routine services in the ordinary course of business which are not prohibited under SEC regulation, such as tax planning, tax compliance, and other services generally are pre-approved on a case-by-case basis.

None of the hours expended on RSM US LLP’s engagement to audit our financial statements for 2020 were attributed to work performed by persons who were not RSM US LLP’s full-time, permanent employees.

Our audit committee is also required to consider the independence of RSM US LLP when engaging the firm to perform audit-related and other services. It was determined by our audit committee that audit-related and other services provided and the fees paid for those services for 2020 were compatible with maintaining the independence of RSM US LLP.

Financial Information - Annual Report.

Our Annual Report for the year ended December 31, 2020 is made available in connection herewith. We will provide without charge additional copies of our Annual Report upon written request. Requests and related inquiries should be directed to Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105.

Other Proposed Actions.

Our board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying shareholder proxy to vote such proxy in accordance with their best judgment.

Voting Procedures.

Required Vote.

In accordance with Delaware law and our bylaws, our directors will be elected at the Annual Meeting by a plurality of the votes cast by shareholders. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Any other matter on which shareholders vote at the Annual Meeting, including ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2021, will be determined by the affirmative vote of a majority of the votes cast.

Quorum.

The presence, in person or by proxy, of shareholders owning shares of our common stock representing a majority of the votes entitled to be cast by shareholders at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting for which shareholders have the right to vote. Shareholders who deliver valid proxies or vote in person at the Annual Meeting will be considered part of the respective quorums. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjourned meeting. We will count abstentions as present and entitled to vote for purposes of determining the applicable quorum.

Proxies and Voting.

Shares of our common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the: (i) election of Paul A. Novelly, Dale E. Cole, and Alain J. Louvel as Class C directors of the Company; and (ii) approval of the appointment of RSM US LLP as our independent registered public accounting firm for 2021.

You can vote for approval of a particular proposal by marking the shareholder proxy card enclosed herewith or available at http://www.envisionreports.com/ff with an “X” in the box under “FOR” for such proposal. If you do not wish to vote “FOR” the election of Paul A. Novelly, Dale E. Cole or Alain J. Louvel , you can mark such shareholder proxy card with an “X” in the box under “WITHHOLD” for Item 1 on the card next to their respective names, and you can vote against approval of any of the other proposals by marking such shareholder proxy card with an “X” in the box under “AGAINST” for such proposal. Abstentions (other than with respect to the election of directors) may be specified with respect to any of the resolutions by properly marking with an “X” in the box under “ABSTAIN” on the shareholder proxy card, and will be counted as present for the purpose of determining the existence of a shareholder quorum.

If you own shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares. Such entities may have authority to vote their customers’ shares on certain routine matters, including the ratification of auditors. When a firm votes its customers’ shares on routine matters, those shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters without instructions from the customers. Accordingly, those shares are not counted as votes against a non-routine matter, but rather are not counted at all for such a matter. Proposal 1 (election of directors) is not considered routine matters under New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those items. If you hold your shares in street name and wish for your shares to be voted on these matters, you must provide your broker with voting instructions.

You also may attend the Annual Meeting and vote your shares. We encourage you to vote your shares by proxy even if you plan to attend the Annual Meeting. If you do attend the Annual Meeting, you will be asked to present valid photo identification, such as a driver’s license or passport. If you hold your stock in an account at a brokerage firm or bank (in nominee name), you will need to bring a copy of an account statement reflecting such ownership on or after the August 4, 2021 record date for the meeting.

Delivery and Availability of Documents to Security Holders Sharing an Address.

Our Annual Report, Proxy Statement, and Notice of Internet Availability of Proxy Materials are being delivered or made available to each shareholder of record, even if two or more shareholders of record share an address. Shareholders sharing an address can request delivery of a single copy of our Annual Reports, Proxy Statements, and Notices of Internet Availability of Proxy Materials by requesting the same to our corporate secretary at 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105.

Directions to the Annual Meeting

From North of St. Louis (Clayton, MO)

Follow I-70 East to I-170 South. Take Exit 1F for Ladue Road. Turn right on Ladue Road. Road name changes to Maryland Avenue. Follow to Forsyth Boulevard. 8235 Forsyth (Merrill Lynch Building) is at Maryland and Forsyth. Garage parking is available behind the building. The meeting entrance is from the main entry way of the 8235 Forsyth building. Take elevator to the 8th floor, Goldstein Conference Room.

From East of St. Louis (Clayton, MO)

Follow I-64/40 West. Take Exit 31A to I-170 North to Ladue Road exit 1F. Turn right on Ladue Road. Road name changes to Maryland Avenue. Follow to Forsyth Boulevard. 8235 Forsyth (Merrill Lynch Building) is at Maryland and Forsyth. Garage parking is available behind the building. The meeting entrance is from the main entry way of the 8235 Forsyth building. Take elevator to the 8th floor, Goldstein Conference Room.

From West of St. Louis (Clayton, MO)

Follow I-64/40 East toward St. Louis. Take Exit 31A to I-170 North to Ladue Road exit 1F. Turn right on Ladue Road. Road name changes to Maryland Avenue. Follow to Forsyth Boulevard. 8235 Forsyth (Merrill Lynch Building) is at Maryland and Forsyth. Garage parking is available behind the building. The meeting entrance is from the main entry way of the 8235 Forsyth building. Take elevator to the 8th floor, Goldstein Conference Room.

From South of St. Louis (Clayton, MO)

Follow I-270 North. Take I-64/40 East. Take Exit 31A to I-170 North to Ladue Road exit 1F. Turn right on Ladue Road. Road name changes to Maryland Avenue. Follow to Forsyth Boulevard. 8235 Forsyth (Merrill Lynch Building) is at Maryland and Forsyth. Garage parking is available behind the building. The meeting entrance is from the main entry way of the 8235 Forsyth building. Take elevator to the 8th floor, Goldstein Conference Room.

By Order of the Board of Directors

/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

August 11, 2021

FutureFuel Corp. VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on September 22, 2021.

Online
Go to **www.envisionreports.com/FF** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FF

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1. To elect three Class C directors of the Corporation to serve a three-year term expiring 2024.

Nominee	For	Withhold
01 - Paul A. Novelly	☐	☐
02 - Dale E. Cole	☐	☐
03 - Alain J. Louvel	☐	☐

Proposal	For	Against	Abstain
2. To ratify the appointment of RSM US LLP as our independent auditor for the year ending December 31, 2021.	☐	☐	☐
3. To transact such other business as may properly come before the meeting.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

3 2 A V

03HGWA

TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FF

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Annual Meeting Proxy Card

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — September 22, 2021

Each of Jordan Federko and Christopher Schmitt is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of FutureFuel Corp. to be held on September 22, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2, and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD (OR SUBMIT YOUR VOTE BY INTERNET OR TELEPHONE) AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.